EXHIBIT 11
Loews Corporation and Subsidiaries
Statement Re Computation of Per Share Earnings Assuming Full Dilution
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
(In thousands, except per share data)
                                                  ------- June 30, 1993 -------
                                                   Three Months      Six Months
                                                      Ended            Ended
                                                  -----------------------------
Computation of Fully Diluted Net Income:
  Net income ...................................  $    203,643     $    545,333
  Reduction of interest and debt expenses
   related to notes assumed converted, net of
   applicable federal income taxes .............         3,961            7,742
                                                  -----------------------------
  Fully diluted net income .....................  $    207,604     $    553,075
                                                  =============================

Computation of Fully Diluted Shares:
  Weighted average shares outstanding ..........        64,527           64,795
  Add shares assumed to be issued upon
   conversion of notes .........................         2,151            2,151
                                                  -----------------------------
  Fully diluted shares .........................        66,678           66,946
                                                  =============================

Net income per share assuming full dilution ....  $       3.11     $       8.26
                                                  =============================

                                     Page 30

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